Exhibit 99.2

MDI, INC. Receives Nasdaq Bid Price Deficiency Letter

Company is advised by Nasdaq that it has an initial 180 days within which to achieve compliance with Marketplace Rule 4450(a)(5)

SAN ANTONIO, TEXAS — November 15, 2004 — MDI, Inc. (NASDAQ: MDII). On November 11, 2004, the Company received a letter dated November 11, 2004 from The Nasdaq Stock Market, notifying the Company that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share price requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the “Rule”).

The letter provides the Company 180 calendar days, or until May 10, 2005, to regain compliance with the Rule by maintaining a closing bid price of the Company’s common stock of $1.00 or more for a minimum of 10 consecutive business days, in which event, Nasdaq will notify the Company that it is in compliance with the Rule.

The Company meets all other Nasdaq listing requirements.

Under a proposed rule filed by Nasdaq in September 2004, if compliance with Nasdaq’s Marketplace Rules is not achieved by May 10, 2005, Nasdaq will determine whether the Company meets the initial listing criteria for the Nasdaq National Market as set forth in Nasdaq Marketplace Rule 4420, except for the bid price requirement. Under this proposed rule, if the Company meets these initial listing criteria, Nasdaq will grant the Company an additional 180 calendar days within which to comply with the Marketplace Rules. If the Company has not regained compliance within this additional 180 days (by November 10, 2005), Nasdaq will issue a letter notifying the Company of its continued noncompliance, the pending expiration of the extended compliance period, and the Company’s right to request a hearing.

About MDI, Inc.

MDI, Inc. (Nasdaq: MDII) is an established global leader in providing centralized, integrated security management solutions to corporate, government and institutional enterprises.

About MDI Security Systems

For 25 years, MDI Security Systems has been securing clients across the globe by delivering the most dependable access control and integrated security management solutions available. As a security industry pioneer and technical thought leader, MDI continues to deliver value to its shareholders through the development of market-driven, technically superior security systems that can be managed from a centralized point of control. By combining a quarter century of expertise with thousands of worldwide users from a variety of industries including financial, transportation, manufacturing, education, government, defense and homeland security, MDI is able to maintain the highest return on investment in the industry for its client base. More information on MDI Security Systems and its solutions can be found at www.mdisecure.com.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

          CONTACT: MDI, Inc., San Antonio, Texas
                   Richard A. Larsen, 210-582-2664
                   www.mdisecure.com